                                                                Exhibit 99.A(5)a

--------------------------------------------------------------------------------

               ---------------------------
Lives Insured

Policy Number

               ---------------------------

--------------------------------------------------------------------------------



--------------------------------------------------------------------------------

FLEXIBLE PREMIUM SURVIVORSHIP VARIABLE LIFE INSURANCE POLICY.
PAYABLE ON LAST DEATH.
ADJUSTABLE DEATH BENEFIT.
FLEXIBLE PREMIUMS PAYABLE TO LAST DEATH.
CASH SURRENDER VALUE AND BENEFITS FOR PORTION OF POLICY.
VALUE IN THE INVESTMENT ACCOUNTS REFLECT THE INVESTMENT EXPERIENCE OF THE UNDERLYING SUB-ACCOUNTS. INVESTMENT OPTIONS DESCRIBED IN THE "POLICY VALUE COMPOSITION" AND THE "INVESTMENT OPTIONS" PROVISIONS.
NON-PARTICIPATING (NOT ELIGIBLE FOR DIVIDENDS).
--------------------------------------------------------------------------------

In this policy "you" and "your" refer to the owner(s) of the policy. "We", "us" and "our" refer to The Manufacturers Life Insurance Company of America.

If all of the Lives Insured die while the policy is in force, on the last death we will pay the Insurance Benefit to the beneficiary, subject to the provisions of the policy. The Lives Insured and the beneficiary are named on page 3. The death benefit is described in the "Insurance Benefit" provision.

The Insurance Benefit is payable following the death of the last-to-die of Lives Insured. However, you must give us proof of each death as soon as it occurs. Proof of death for all the Lives Insured is important for us to accurately determine benefits under the policy. We will adjust your Monthly Deduction accordingly when we receive proof of each death.

YOUR NET PREMIUMS ARE ADDED TO YOUR POLICY VALUE. YOU MAY ALLOCATE THEM TO ONE OR MORE OF THE INVESTMENT ACCOUNTS AND TO THE GUARANTEED INTEREST ACCOUNT.

THE PORTION OF YOUR POLICY VALUE THAT IS IN AN INVESTMENT ACCOUNT WILL VARY FROM DAY TO DAY. THE AMOUNT IS NOT GUARANTEED; IT MAY INCREASE OR DECREASE, DEPENDING ON THE INVESTMENT EXPERIENCE OF THE UNDERLYING SUB-ACCOUNTS FOR THE INVESTMENT ACCOUNTS THAT YOU HAVE BEEN CHOSEN.

THE PORTION OF YOUR POLICY VALUE THAT IS IN THE GUARANTEED INTEREST ACCOUNT WILL ACCUMULATE, AFTER DEDUCTIONS, AT RATES OF INTEREST WE DETERMINE. SUCH RATES WILL NOT BE LESS THAN 4% A YEAR.

THE AMOUNT OF THE INSURANCE BENEFIT, OR THE DURATION OF THE INSURANCE COVERAGE, OR BOTH, MAY BE VARIABLE OR FIXED AS DESCRIBED IN THE "INSURANCE BENEFIT" PROVISION.

READ YOUR POLICY CAREFULLY. IT IS A CONTRACT BETWEEN YOU AND US.

RIGHT TO RETURN POLICY. WITHIN (1) TEN DAYS AFTER YOU RECEIVE YOUR POLICY; OR
(2) FORTY-FIVE DAYS AFTER YOU SIGN THE APPLICATION; OR (3) TEN DAYS AFTER WE MAIL OR DELIVER A NOTICE OF RIGHT OF WITHDRAWAL, YOU CAN RETURN THE POLICY FOR CANCELLATION BY DELIVERING OR MAILING IT TO US OR TO THE AGENT WHO SOLD IT. IMMEDIATELY ON DELIVERY OR MAILING, THE POLICY WILL BE VOID FROM THE BEGINNING. WE WILL REFUND IN FULL THE PREMIUM PAID.


--------------------------------------------------------------------------------
THE MANUFACTURERS LIFE INSURANCE COMPANY OF AMERICA.



/s/ illegible                  /s/ illegible                     [MANUFLIFE
-----------------------        -------------------------       FINANCIAL LOGO]
President                      Secretary
                                                              The Manufacturers
                                                              Life Insurance
                                                              Company of America

                                TABLE OF CONTENTS

                                                                           PAGE

Policy Information..........................................................  3
Table Of Guaranteed Maximum Cost Of Insurance Rates.........................  4
Definitions.................................................................  5
Payment Of Premiums.........................................................  6
Policy Guarantees...........................................................  7
Termination.................................................................  9
Reinstatement...............................................................  9
Insurance Benefit........................................................... 10
Policy Value................................................................ 11
Policy Value Composition.................................................... 13
Separate Account And Sub-Accounts........................................... 13
Investment Options.......................................................... 15
Policy Loan Conditions...................................................... 17
Changing The Death Benefit Option Or The Face Amount........................ 19
Surrender For Cash.......................................................... 21
Surrender Charges........................................................... 22
Right To Postpone Payment Of Benefits....................................... 25
Right To Return Policy Or Cancel Increases.................................. 25
Age And Sex................................................................. 25
Suicide..................................................................... 25
Beneficiary................................................................. 26
Ownership And Assignment.................................................... 26
Protection Against Creditors................................................ 27
Currency And Place Of Payment............................................... 27
Contract.................................................................... 27
Validity.................................................................... 27
Non-Participating........................................................... 27
How Values Are Computed..................................................... 28
Annual Statement............................................................ 28
Tax Considerations.......................................................... 28


Any endorsements, any supplementary benefits, and a copy of the application, follow page 28.

                               POLICY INFORMATION




  LIVES INSURED   NO. 1 - JOHN M. DOE                   AGE AT POLICY DATE: 35
                  NO. 2 - MARY C. DOE                   AGE AT POLICY DATE: 35

  POLICY NUMBER   1,234,567                             POLICY DATE: 1 FEB, 1994
                                                        ISSUE DATE: 1 FEB, 1994




          OWNER   JOHN M. DOE AND MARY C. DOE, JOINTLY IF LIVING,
                  OTHERWISE THE SURVIVOR

    BENEFICIARY   AS DESIGNATED IN THE APPLICATION OR SUBSEQUENTLY CHANGED

           PLAN FLEXIBLE PREMIUM SURVIVORSHIP VARIABLE LIFE INSURANCE, PAYABLE ON DEATH OF THE LAST-TO-DIE OF THE LIVES INSURED, NON-PARTICIPATING


    FACE AMOUNT   $250,000.00

  DEATH BENEFIT   OPTION 1

   PREMIUM MODE   ANNUALLY

   BEGINNING ON
 MON  DAY  YEAR   PLANNED PREMIUM
 FEB  01   1994   $2,042.85

            SEX
          NO. 1   MALE
          NO. 2   FEMALE

     RATE CLASS
          NO. 1   STANDARD NON-SMOKER
          NO. 2   STANDARD NON-SMOKER


ADDITIONAL RATE
          NO. 1   $0.00 PER $1,000 OF FACE AMOUNT
          NO. 2   $0.00 PER $1,000 OF FACE AMOUNT FOR 0 YEARS

THIS POLICY PROVIDES LIFE INSURANCE COVERAGE FOR THE LIFETIME OF THE LIVES INSURED IF SUFFICIENT PREMIUMS ARE PAID. PREMIUM PAYMENTS IN ADDITION TO THE PLANNED PREMIUM SHOWN MAY NEED TO BE MADE TO KEEP THIS POLICY AND COVERAGE IN FORCE.

                POLICY INFORMATION (CONTINUED) - POLICY 1,234,567

                            TABLE OF EXPENSE CHARGES



DEDUCTIONS FROM PREMIUMS

(A)     STATE, LOCAL AND FEDERAL TAXES:

        2.35% FOR STATE AND LOCAL TAXES, AND
        1.25% FOR FEDERAL TAXES

        THE ABOVE DEDUCTIONS ARE MADE FROM EACH PREMIUM PAYMENT UNTIL THE END OF THE TENTH POLICY YEAR. IF WE INCUR HIGHER CHARGES FOR STATE, LOCAL OR FEDERAL TAXES, THEY MAY INCREASE AND/OR CONTINUE AFTER THE TENTH POLICY YEAR. TAX DEDUCTIONS FROM PREMIUMS DO NOT INCLUDE TAXES DESCRIBED IN THE SEPARATE ACCOUNT AND SUB-ACCOUNT PROVISIONS.


(B)     PREMIUM CHARGE:

        5.5% OF PREMIUMS PAID IN EACH POLICY YEAR TO A MAXIMUM OF THE THEN CURRENT TARGET PREMIUM, AND ZERO ON THE EXCESS. THE PREMIUM CHARGE IS DEDUCTED FOR THE FIRST TEN POLICY YEARS FOLLOWING THE POLICY DATE OR AN INCREASE IN FACE AMOUNT.


MONTHLY ADMINISTRATION CHARGE:

        $0.04 FOR EACH $1,000 OF CURRENT FACE AMOUNT. THE CURRENT FACE AMOUNT IN ANY POLICY MONTH IS THE FACE AMOUNT OF INSURANCE INITIALLY PURCHASED, PLUS OR MINUS ADJUSTMENTS FOR INCREASES AND DECREASES. THE CHARGE IS DEDUCTED MONTHLY FROM THE POLICY VALUE UNTIL THE LATER OF THE END OF THE FIFTEENTH POLICY YEAR OR WHEN THE YOUNGEST OF THE LIVES INSURED REACHES OR WOULD HAVE REACHED ATTAINED AGE 55. THE CHARGE IS SUBJECT TO A MINIMUM OF $30 AND A MAXIMUM OF $60 PER MONTH.


MORTALITY AND EXPENSE RISKS CHARGE:

        0.067% IS DEDUCTED MONTHLY FROM EACH INVESTMENT ACCOUNT VALUE UNTIL THE LATER OF THE END OF THE TENTH POLICY YEAR OR WHEN THE YOUNGEST OF THE LIVES INSURED REACHES OR WOULD HAVE REACHED ATTAINED AGE 55. 0.0125% IS DEDUCTED MONTHLY THEREAFTER. THIS REDUCTION IN THE CHARGE IS NOT GUARANTEED.





                                    Page 3.1

                POLICY INFORMATION (CONTINUED) - POLICY 1,234,567

SURRENDER CHARGES

        THE DEFERRED UNDERWRITING CHARGE AND THE DEFERRED SALES CHARGE WILL BE DEDUCTED FROM THE POLICY VALUE UNDER CERTAIN CONDITIONS. SEE THE FOLLOWING PROVISIONS FOR DETAILS: POLICY VALUE, CHANGING THE DEATH BENEFIT OPTION OR THE FACE AMOUNT, SURRENDER FOR CASH, AND SURRENDER CHARGES. THERE MAY BE A LIMITATION ON THE DEFERRED SALES CHARGE AS DESCRIBED UNDER THE DEFERRED SALES CHARGE LIMITATION SECTION OF THE SURRENDER CHARGES PROVISION.

        THE DEFERRED UNDERWRITING CHARGE AND THE DEFERRED SALES CHARGE REDUCE OVER TIME ACCORDING TO THE GRADING PERCENTAGES SHOWN IN THE TABLE BELOW. THE CHARGES WILL NEVER EXCEED THE ALLOWABLE MAXIMUMS UNDER STANDARD NON-FORFEITURE LAW.

(A)     DEFERRED UNDERWRITING CHARGE:

        $4.00 FOR EACH $1,000 OF FACE AMOUNT INITIALLY PURCHASED AND ADDED BY INCREASE, MULTIPLIED BY THE PERCENTAGE SHOWN IN THE TABLE BELOW. THE MAXIMUM CHARGE IS $4,000 FOR EACH SUCH LEVEL OF COVERAGE.

(B)     DEFERRED SALES CHARGE:

        THE PREMIUM PAID IN THE FIRST POLICY YEAR AFTER THE POLICY DATE OR IN THE FIRST YEAR AFTER A FACE AMOUNT INCREASE, MULTIPLIED BY THE PERCENTAGE SHOWN IN THE TABLE BELOW. PREMIUM AMOUNTS IN EXCESS OF THE TARGET PREMIUM ARE NOT SUBJECT TO THE DEFERRED SALES CHARGE.

                        THE DEFERRED UNDERWRITING CHARGE
AND DEFERRED SALES CHARGE GRADING PERCENTAGES DURING THE SURRENDER CHARGE PERIOD

        (APPLICABLE TO THE INITIAL FACE AMOUNT AND SUBSEQUENT INCREASES)


  SURRENDER                  AVERAGE AGE AND PERCENTAGE OF CHARGES**
CHARGE PERIOD*       0-75       76         77          78        79         80+
--------------------------------------------------------------------------------

      12             100%      100%       100%        100%      100%       100%
      24             100%      100%       100%        100%      100%        90%
      36             100%      100%       100%        100%       90%        80%
      48             100%      100%       100%         90%       80%        70%
      60             100%      100%        90%         80%       70%        60%
      72             100%       90%        80%         70%       60%        50%
      84              90%       80%        70%         60%       50%        40%
      96              80%       70%        60%         50%       40%        30%
     108              70%       60%        50%         40%       30%        20%
     120              60%       50%        40%         30%       20%        10%
     132              50%       40%        30%         20%       10%         0%
     144              40%       30%        20%         10%        0%
     156              30%       20%        10%          0%
     168              20%       10%         0%
     180               0%        0%


* PERIODS SHOWN ARE AFTER END OF POLICY MONTH. POLICY MONTHS NOT SHOWN MAY BE CALCULATED BY LINEAR INTERPOLATION.

** AVERAGE AGE REFERS TO THE AVERAGE ISSUE AGE OF THE LIVES INSURED WHEN THE POLICY IS FIRST ISSUED OR THEIR AVERAGE ATTAINED AGE AT THE TIME OF A SUBSEQUENT FACE AMOUNT INCREASE.




                                    Page 3.2

                POLICY INFORMATION (CONTINUED) - POLICY 1,234,567

                                 TABLE OF VALUES

Refer to your policy provisions for details on the terms and values shown in this table.



GUIDELINE ANNUAL PREMIUM (GAP)                                      $  1,613.59

TARGET PREMIUM                                                      $    505.92

GUIDELINE SINGLE PREMIUM                                            $ 21,164.04

GUIDELINE LEVEL PREMIUM                                             $  2,042.85

DEATH BENEFIT GUARANTEE PREMIUM                                     $  2,042.85

NO LAPSE GUARANTEE PREMIUM                                          $    505.92

NO LAPSE GUARANTEE PERIOD                                       FIRST 10 POLICY
YEARS

MINIMUM FACE AMOUNT                                                 $250,000.00

MINIMUM FACE AMOUNT INCREASE OR DECREASE                            $100,000.00

MINIMUM PAYMENT AMOUNT                                              $     50.00
       - IF PAYABLE BY PRE-AUTHORIZED PLAN                          $     10.00

MINIMUM TRANSFER AMOUNT                                             $    500.00

TRANSFER CHARGES
        TRANSFER FEE                                                $     35.00
        DOLLAR COST AVERAGING CHARGE                                $      5.00
        ASSET ALLOCATION BALANCER CHARGE                            $     15.00

GUARANTEED INTEREST ACCOUNT MAXIMUM TRANSFER PERCENTAGE                      15%

GUARANTEED INTEREST ACCOUNT RATE                                              4%

MINIMUM PARTIAL NET CASH SURRENDER VALUE WITHDRAWAL                 $    500.00

WITHDRAWAL TIER AMOUNT PERCENTAGE                                            10%

MINIMUM LOAN AMOUNT                                                 $    500.00

ANNUAL LOAN INTEREST CHARGED RATE                                          5.75%

LOAN INTEREST CREDITED DIFFERENTIAL
        CURRENT                                                            1.25%
        MAXIMUM                                                            1.75%

DEATH BENEFIT DISCOUNT FACTOR                                         1.0032737

FIRST YEAR GUARANTEED MONTHLY COST OF INSURANCE
RATE PER THOUSAND                                                   0.000206976




                                    Page 3.3

                POLICY INFORMATION (CONTINUED) - POLICY 1,234,567

                            LIST OF INVESTMENT FUNDS


THE SEPARATE ACCOUNT IS AUTHORIZED TO INVEST IN SHARES OF MANULIFE SERIES FUND, INC. OR ANOTHER INVESTMENT COMPANY. EACH SUB-ACCOUNT OF THE SEPARATE ACCOUNT PURCHASES SHARES IN THE FUNDS LISTED BELOW. WE WILL INFORM YOU OF ANY CHANGES TO THE AVAILABILITY OF FUNDS.

YOU MAY ALLOCATE NET PREMIUMS TO ANY OF THE FUNDS. YOUR INITIAL INVESTMENT ALLOCATION IS SHOWN IN THE APPLICATION FOR THE POLICY.

SEE THE FOLLOWING PROVISIONS FOR DETAILS: POLICY VALUE, POLICY VALUE COMPOSITION, SEPARATE ACCOUNT AND SUB-ACCOUNTS, AND INVESTMENT OPTIONS.


MANUFACTURERS INVESTMENT TRUST PORTFOLIOS AND INVESTMENT OBJECTIVES


(1) THE PACIFIC RIM EMERGING MARKETS TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL.

(2) THE SCIENCE AND TECHNOLOGY TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL. CURRENT INCOME IS INCIDENTAL TO THE PORTFOLIO'S OBJECTIVE.

(3) THE INTERNATIONAL SMALL CAP TRUST SEEKS TO PROVIDE LONG-TERM CAPITAL APPRECIATION.

(4) THE EMERGING SMALL COMPANY TRUST SEEKS TO PROVIDE MAXIMUM CAPITAL APPRECIATION.

(5)     THE PILGRIM BAXTER GROWTH TRUST SEEKS TO PROVIDE CAPITAL APPRECIATION.

(6)     THE SMALL/MID CAP TRUST SEEKS TO PROVIDE LONG-TERM CAPITAL APPRECIATION.

(7)     THE INTERNATIONAL STOCK TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF
        CAPITAL.

(8)     THE WORLDWIDE GROWTH TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL.

(9)     THE GLOBAL EQUITY TRUST SEEKS TO PROVIDE LONG-TERM CAPITAL APPRECIATION.

(10)    THE SMALL COMPANY VALUE TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF
        CAPITAL.

(11) THE EQUITY TRUST SEEKS TO PROVIDE GROWTH OF CAPITAL. CURRENT INCOME IS A SECONDARY CONSIDERATION ALTHOUGH GROWTH OF INCOME MAY ACCOMPANY GROWTH OF CAPITAL.

(12)    THE GROWTH TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL.

(13) THE QUANTITATIVE EQUITY TRUST SEEKS TO ACHIEVE INTERMEDIATE AND LONG-TERM GROWTH THROUGH CAPITAL APPRECIATION AND CURRENT INCOME.




                                    Page 3.4

                POLICY INFORMATION (CONTINUED) - POLICY 1,234,567

                            LIST OF INVESTMENT FUNDS


(14) THE EQUITY INDEX TRUST SEEKS TO ACHIEVE INVESTMENT RESULTS WHICH APPROXIMATE THE TOTAL RETURN OF PUBLICLY TRADED COMMON STOCKS IN THE AGGREGATE, AS REPRESENTED BY THE STANDARD & POOR'S 500 COMPOSITE STOCK PRICE INDEX.

(15) THE BLUE CHIP GROWTH TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL. CURRENT INCOME IS A SECONDARY OBJECTIVE, AND MANY OF THE STOCKS IN THE PORTFOLIO ARE EXPECTED TO PAY DIVIDENDS.

(16) THE REAL ESTATE SECURITIES TRUST SEEKS TO ACHIEVE A COMBINATION OF LONG-TERM CAPITAL APPRECIATION AND SATISFACTORY CURRENT INCOME.

(17) THE VALUE TRUST SEEKS TO PROVIDE AN ABOVE-AVERAGE TOTAL RETURN OVER A MARKET CYCLE OF THREE TO FIVE YEARS, CONSISTENT WITH REASONABLE RISK.

(18) THE INTERNATIONAL GROWTH AND INCOME TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL AND INCOME.

(19) THE GROWTH AND INCOME TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL AND INCOME CONSISTENT WITH PRUDENT INVESTMENT RISK.

(20) THE EQUITY-INCOME TRUST SEEKS TO PROVIDE SUBSTANTIAL DIVIDEND INCOME AND ALSO LONG-TERM CAPITAL APPRECIATION.

(21)    THE BALANCED TRUST SEEKS TO PROVIDE CURRENT INCOME AND CAPITAL
        APPRECIATION.

(22) THE AUTOMATIC ASSET ALLOCATION TRUSTS (AGGRESSIVE, MODERATE AND CONSERVATIVE) SEEK TO OBTAIN THE HIGHEST POTENTIAL TOTAL RETURN CONSISTENT WITH A SPECIFIED LEVEL OF RISK TOLERANCE -- AGGRESSIVE, MODERATE AND CONSERVATIVE.

(23) THE HIGH YIELD TRUST SEEKS TO REALIZE AN ABOVE-AVERAGE TOTAL RETURN OVER A MARKET CYCLE OF THREE TO FIVE YEARS, CONSISTENT WITH REASONABLE RISK.

(24) THE STRATEGIC BOND TRUST SEEKS TO PROVIDE A HIGH LEVEL OF TOTAL RETURN CONSISTENT WITH PRESERVATION OF CAPITAL.

(25) THE GLOBAL GOVERNMENT BOND TRUST SEEKS TO PROVIDE A HIGH LEVEL OF TOTAL RETURN BY PLACING PRIMARY EMPHASIS ON HIGH CURRENT INCOME AND THE PRESERVATION OF CAPITAL.

(26) THE CAPITAL GROWTH BOND TRUST SEEKS TO ACHIEVE GROWTH OF CAPITAL BY INVESTING IN MEDIUM-GRADE OR BETTER DEBT SECURITIES, WITH INCOME AS A SECONDARY CONSIDERATION.

(27) THE INVESTMENT QUALITY BOND TRUST SEEKS TO PROVIDE A HIGH LEVEL OF CURRENT INCOME CONSISTENT WITH THE MAINTENANCE OF PRINCIPAL AND LIQUIDITY.





                                    Page 3.5

                POLICY INFORMATION (CONTINUED) - POLICY 1,234,567

                            LIST OF INVESTMENT FUNDS


(28) THE U.S. GOVERNMENT SECURITIES TRUST SEEKS TO OBTAIN A HIGH LEVEL OF CURRENT INCOME CONSISTENT WITH PRESERVATION OF CAPITAL AND MAINTENANCE OF LIQUIDITY.

(29) THE MONEY MARKET TRUST SEEKS TO OBTAIN MAXIMUM CURRENT INCOME CONSISTENT WITH PRESERVATION OF PRINCIPAL AND LIQUIDITY.

(30) THE LIFESTYLE AGGRESSIVE 1000 TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL. CURRENT INCOME IS NOT A CONSIDERATION.

(31) THE LIFESTYLE GROWTH 820 TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL WITH CONSIDERATION ALSO GIVEN TO CURRENT INCOME.

(32) THE LIFESTYLE BALANCED 640 TRUST SEEKS TO PROVIDE A BALANCE BETWEEN A HIGH LEVEL OF CURRENT INCOME AND GROWTH OF CAPITAL WITH A GREATER EMPHASIS GIVEN TO CAPITAL GROWTH.

(33) THE LIFESTYLE MODERATE 460 TRUST SEEKS TO PROVIDE A BALANCE BETWEEN A HIGH LEVEL OF CURRENT INCOME AND GROWTH OF CAPITAL WITH A GREATER EMPHASIS GIVEN TO HIGH INCOME.

(34) THE LIFESTYLE CONSERVATIVE 280 TRUST SEEKS TO PROVIDE A HIGH LEVEL OF CURRENT INCOME WITH SOME CONSIDERATION ALSO GIVEN TO GROWTH OF CAPITAL.





                                    Page 3.6

             TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES

                 GUARANTEED MAXIMUM MONTHLY RATES PER $1,000
                            OF NET AMOUNT AT RISK

                   FOR THE LIVES INSURED UNDER THIS POLICY


   DURATION      MONTHLY      DURATION     MONTHLY       DURATION      MONTHLY
(POLICY YEARS)     RATE    (POLICY YEARS)   RATE      (POLICY YEARS)    RATE

       1         0.00021         23        0.10398          45         3.95316
       2         0.00067         24        0.12221          46         4.55839
       3         0.00121         25        0.14352          47         5.25286
       4         0.00186         26        0.16877          48         6.05567
       5         0.00266         27        0.19882          49         6.98075
       6         0.00360         28        0.23560          50         8.01491
       7         0.00476         29        0.28104          51         9.14967
       8         0.00613         30        0.33649          52        10.36432
       9         0.00775         31        0.40202          53        11.65476
      10         0.00962         32        0.47841          54        13.00031
      11         0.01184         33        0.56575          55        14.41266
      12         0.01443         34        0.66447          56        15.89205
      13         0.01748         35        0.77774          57        17.45994
      14         0.02104         36        0.91157          58        19.15692
      15         0.02522         37        1.07175          59        21.05483
      16         0.03014         38        1.26774          60        23.36823
      17         0.03602         39        1.50719          61        26.51708
      18         0.04311         40        1.79482          62        31.35474
      19         0.05167         41        2.13005          63        39.59523
      20         0.06184         42        2.51352          64        54.65267
      21         0.07386         43        2.94394          65        83.33333
      22         0.08791         44        3.42072




  The above rates have been adjusted for any Additional Rate shown on page 3.

                                   DEFINITIONS


THE FOLLOWING TERMS HAVE SPECIFIC MEANING IN YOUR POLICY. PLEASE REFER TO THE DEFINITIONS AS YOU READ YOUR POLICY.


ADDITIONAL RATE is an adjustment to the Cost of Insurance Rate for any of the Lives Insured who do not meet at least our underwriting requirements for the standard risk class.

AGE at a specific date means, for each of the Lives Insured, the age on the nearest birthday. If no specific date is mentioned, age means the age on the birthday nearest to the Policy Anniversary.

ATTAINED AGE means the Issue Age plus the duration the policy has been in force since the Policy Date.

BUSINESS DAY is any day that the New York Stock Exchange is open for trading, and trading is not restricted. The net asset value of the underlying shares of a sub-account will be determined as of the end of each Business Day. We will deem each Business Day to end at 4:00 p.m. Eastern Time.

CASH SURRENDER VALUE equals the Policy Value less the Deferred Underwriting Charge, the Deferred Sales Charge and any outstanding Monthly Deductions due.

EFFECTIVE DATE is the date we become obligated under this policy and when we take the first Monthly Deductions. It is the later of the date our underwriters approve issuance of this policy, or the date we receive at least the initial premium at our Service Office.

GUARANTEED INTEREST ACCOUNT is that part of the Policy Value which reflects the value you have in our general account.

GROSS SINGLE PREMIUM is the amount of premium necessary to endow the policy at the age the Death Benefit Guarantee terminates, assuming an annual interest rate of 4% and current charges. The amount of premium is based on the Attained Age of each of the Lives Insured, their sex and risk class, and duration of the coverage.

GUIDELINE ANNUAL PREMIUM (GAP) is used to determine maximum sales charges that may be deducted under this policy.

INVESTMENT ACCOUNT is that part of the Policy Value that reflects the value you have in one of the Sub-Accounts.

ISSUE AGE is the Age on the birthday nearest to the Policy Date. If applicable, this age will be adjusted to reflect the underwriting risk class.

LIFE INSURED is the last-to-die of the Lives Insured.

LIVES INSURED are the persons whose lives are insured under this policy as set out on page 3. References to the youngest of the Lives Insured means the youngest person insured under this policy when it is first issued.

LOAN ACCOUNT is that part of the Policy Value which reflects the value transferred from the Guaranteed Interest Account or the Investment Accounts as collateral for a policy loan.

LOAN INTEREST CREDITED DIFFERENTIAL is the amount by which the interest rate charged on loans exceeds the interest rate credited to the Loan Account. It is the annual cost of keeping a loan.

NET CASH SURRENDER VALUE is the Cash Surrender Value less the Policy Debt.



                                   (continued)

NET POLICY VALUE is the Policy Value less the value in the Loan Account.

NET PREMIUM is the gross premium less the deductions for the Sales Charge and state, local and federal taxes. It is the amount of premium allocated to the Guaranteed Interest Account and/or Investment Accounts.

POLICY DEBT is the aggregate amount of policy loans, including borrowed interest, less any loan repayments.

POLICY VALUE is the sum of the values in the Loan Account, the Guaranteed Interest Account and the Investment Accounts.

POLICY YEARS, POLICY MONTHS and POLICY ANNIVERSARIES are determined from the Policy Date shown on page 3.

SEPARATE ACCOUNT refers to Separate Account Three of The Manufacturers Life Insurance Company of America.

SERVICE OFFICE is the office that we designate to service this policy.

SUB-ACCOUNT refers to one of the sub-accounts of the Separate Account.

SURRENDER CHARGE PERIOD is the period following the Policy Date or following any increase in Face Amount during which we will assess surrender charges. Surrender charges will apply during this period if the policy terminates due to default, if you surrender the policy, decrease the Face Amount, or make a partial withdrawal. There are two surrender charges under this policy: a Deferred Underwriting Charge and a Deferred Sales Charge.

TARGET PREMIUM is used to determine the maximum Sales Charge and Deferred Sales Charge. The Target Premium for the initial Face Amount is shown in the Table of Values in the Policy Information section. You will be advised of the Target Premium for any increase in Face Amount.

WITHDRAWAL TIER AMOUNT as of any date is the Net Cash Surrender Value at the previous Policy Anniversary, multiplied by the Withdrawal Tier Amount Percentage shown in the Table of Values in the Policy Information Section.

WRITTEN REQUEST is your request to us which must be in a form satisfactory to us, signed and dated by you, and received at our Service Office.

                               PAYMENT OF PREMIUMS

Premiums are payable until the death of the Life Insured. The initial premium payment is due as of the Policy Date. No insurance will take effect before we approve the application and receive the initial premium. The minimum initial premium is one-twelfth of the Target Premium shown in the Table of Values in the Policy Information section.

You can pay subsequent premiums at any time at our Service Office, and in any amount subject to the limits described below. On request, we will give you a receipt signed by one of our officers.

LIMITS.  Each premium payment after the first is subject to the following:


(a) no premium payment may be less than the Minimum Payment Amount shown in the Table of Values in the Policy Information section. We may change this amount as of 90 days after we send you written notice of such change;


                                   (continued)

(b) we have the right to refuse or refund any premium payments that would cause this policy to fail to qualify as life insurance under applicable tax law; and

(c) the sum of the premiums paid into this policy at any time may not exceed the guideline premium limitation as of such time. The guideline premium limitation is, as of any date, the greater of:

        (1)     the Guideline Single Premium, or

        (2)     the sum of the Guideline Level Pre-miums to such date.

         The Guideline Single Premium and the Guideline Level Premium for the initial Face Amount are shown in the Table of Values in the Policy Information section.

                                POLICY GUARANTEES

If you elect the No Lapse Guarantee and/or the Death Benefit Guarantee option, we guarantee that this Policy will not go into default while either of these options is in effect.

While the No Lapse Guarantee or the Death Benefit Guarantee is in effect, we will continue to make Monthly Deductions from your Net Policy Value. The guarantees ensure that the policy does not go into default even if the policy's Net Cash Surrender Value falls below the amount needed to pay the Monthly Deductions due. We will deduct any outstanding amount for Monthly Deductions from subsequent premium payments.

The No Lapse Guarantee Premium and the Death Benefit Guarantee Premium for the initial Face Amount are shown in the Table of Values in the Policy Information Section. The amounts shown may change if any of the following occurs:

(a)     the Face Amount changes;

(b) the Death Benefit Option changes (this applies to the Death Benefit Guarantee Premium only. A Death Benefit Option change will terminate the No Lapse Guarantee);

(c)     a Supplementary Benefit is added, changed or terminated;

(d)     your rate class changes; or

(e) a temporary Additional Rate is added (due to a Face Amount increase), or terminated.

We will inform you at any time there is a change in the amounts.

NO LAPSE GUARANTEE. To keep the No Lapse Guarantee in effect the policy must satisfy the No Lapse Guarantee Cumulative Premium Test.

The duration of the No Lapse Guarantee Period is dependent on the average Issue Age of the Lives Insured. The maximum period is ten years and the minimum period is three years. The No Lapse Guarantee is not available if the average Issue Age of the Lives Insured exceeds 85. The No Lapse Guarantee Period for this policy is stated in the Table of Values in the Policy Information section.



                                   (continued)

NO LAPSE GUARANTEE CUMULATIVE PREMIUM TEST. We will apply the Cumulative Premium Test at the beginning of each Policy Month. Your policy will satisfy the test if
(a) is greater than or equal to (b), where:

(a) is the sum of all premiums paid, less any partial withdrawals and less any Policy Debt; and

(b)     is the sum of monthly No Lapse Guarantee Premiums due since the Policy
        Date.

If in any Policy Month the policy does not satisfy the No Lapse Guarantee Cumulative Premium Test, we will notify you and allow a 61-day grace period for you to make a premium payment sufficient to keep the No Lapse Guarantee in effect. The amount due will be the No Lapse Guarantee premium for that Policy Month and the next two Policy Months.

If we do not receive the amount due by the end of the 61-day grace period, the No Lapse Guarantee will be discontinued, and the policy may go into default.

The No Lapse Guarantee terminates on the earliest of the following dates:

(a) at the end of the No Lapse Guarantee period shown in the Table of Values in the Policy Information section;

(b)     the date you change your Death Benefit Option; and

(c) at the end of the grace period for which you have not made the required premium payment.

The No Lapse Guarantee cannot be reinstated once it has been terminated.

DEATH BENEFIT GUARANTEE. To keep the Death Benefit Guarantee in effect, the policy must satisfy the Death Benefit Guarantee Cumulative Premium Test or, after the end of the tenth Policy Year, the Fund Value Test.

While the Death Benefit Guarantee is in effect, we will determine at the beginning of each Policy Month whether the Death Benefit Guarantee Cumulative Premium Test or the Fund Value Test has been satisfied. If either test has not been satisfied, we will notify you and allow a 61-day grace period for you to make a premium payment sufficient to keep the Death Benefit Guarantee in effect. The required payment will be equal to:

(a) the amount needed to satisfy the Death Benefit Guarantee Cumulative Premium Test or, after the end of the tenth Policy Year, the Fund Value Test; plus

(b) the monthly Death Benefit Guarantee Premium due for the next two Policy Months.

If we do not receive the required payment by the end of the 61-day grace period, the Death Benefit Guarantee will be discontinued, and the policy may go into default.

The Death Benefit Guarantee terminates on the earliest of the following dates:

(a)     when the youngest of the Lives Insured reaches or would have reached:

        (1) Attained Age 100, if Death Benefit Option 1 was always in effect under the policy, or

        (2) Attained Age 85, if Death Benefit Option 2 was in effect at any time; and


                                   (continued)

(b) at the end of the grace period for which you have not made the required premium payment.

The Death Benefit Guarantee cannot be reinstated once it has been terminated.

DEATH BENEFIT GUARANTEE CUMULATIVE PREMIUM TEST. We will apply the Cumulative Premium Test to your policy at the beginning of each Policy Month. Your policy will satisfy the test if (a) is greater than or equal to (b), where:

(a) is the sum of all premiums paid, less any partial withdrawals and less any Policy Debt; and

(b) is the sum of monthly Death Benefit Guarantee Premiums due since the Policy Date.

FUND VALUE TEST. We will apply the Fund Value Test if your policy does not satisfy the Death Benefit Guarantee Cumulative Premium Test at any time after the end of the tenth Policy Year.

We will apply the Fund Value Test to your policy at the beginning of each Policy Month. Your policy will satisfy the Fund Value Test if the Net Policy Value is greater than or equal to the Gross Single Premium.

                                   TERMINATION

DEFAULT. Unless the No Lapse Guarantee or the Death Benefit Guarantee is in effect, this policy will go into default if the Net Cash Surrender Value at the beginning of any Policy Month would go below zero after we take the Monthly Deductions that are due.

GRACE PERIOD. We will allow 61 days of grace from the date when the policy goes into default. At least 30 days prior to the termination of coverage, we will send a notice to your last known address, specifying the amount you must pay to bring the policy out of default. This amount is equal to (a) plus (b) where:

(a) is the amount necessary to bring the Net Cash Surrender Value to zero if it is less than zero at the date of default; and

(b) is the Monthly Deductions due, plus the Monthly Deductions for the next two Policy Months.

If we have notice of a policy assignment on file at our Service Office, we will also mail a copy of the notice to the assignee on record. If the amount necessary to bring the policy out of default has not been paid by the end of the grace period, the policy will terminate.

TERMINATION DATE. This policy terminates on the earliest of the following dates:

(a) at the end of the grace period for which you have not paid the amount necessary to bring the policy out of default;

(b)     as of the date you surrender the policy; or

(c)     as of the date the Life Insured dies.

                                  REINSTATEMENT

You can ask us to reinstate your policy only if it terminates at the end of a grace period in which you did not make a required payment. You can reinstate the policy if you:



                                   (continued)

(a) make a Written Request for reinstatement within 5 years after the date your policy terminates;

(b) provide us with evidence of insurability satisfactory to us on the surviving Lives Insured;

(c) pay a premium equal to the amount that was required during the 61-day grace period following default; and

(d) repay any amount we had paid in connection with the termination of the policy.

If we approve your request, your policy reinstatement date will be the later of the date of your request, or the date we receive the required payment at our Service Office.

                                INSURANCE BENEFIT

The Insurance Benefit is payable when the Life Insured dies, but you must provide us with proof when any of the Lives Insured die.

If the Life Insured dies while the policy is in force, we will pay the Insurance Benefit on receiving due proof of death, subject to the Age and Sex, Suicide and Validity provisions.

If the Life Insured dies after we receive a request from you to surrender the policy, there will be no Insurance Benefit. We will pay the amount payable under the Surrender For Cash provision instead.

If the Life Insured dies during a grace period, the Insurance Benefit payable will be the same as defined below with the following modifications:

(a) the Insurance Benefit will be reduced by any outstanding Monthly Deductions due; and

(b) the Policy Value used in the calculation of the Death Benefit will be the Policy Value as of the default date.

INSURANCE BENEFIT.  The Insurance Benefit payable is:

(a)     the Death Benefit as described below; plus

(b) any amounts payable under any Supplementary Benefits that form part of the policy; less

(c)     the value of the Policy Debt as of the date of death.

DEATH BENEFIT. The Death Benefit will depend on whether Death Benefit Option 1 or 2 is in effect on the date of death.

Under Option 1, the Death Benefit is the greater of (a) and (b), as of the date of the Life Insured's death where:

(a)     is the Face Amount of the policy; and

(b) is the Policy Value multiplied by the Applicable Percentage shown in the table below.

Under Option 2, the Death Benefit is the greater of (a) and (b), where:

(a) is the Face Amount of the policy, plus the Policy Value as of the date of the Life Insured's death; and


                                   (continued)

(b) is the Policy Value as of the date of death, multiplied by the Applicable Percentage shown in the table below.


                      AGE *                   APPLICABLE PERCENTAGE

                  40 and under                        250%
                       45                             215%
                       50                             185%
                       55                             150%
                       60                             130%
                       65                             120%
                       70                             115%
                       75                             105%
                       90                             105%
                  95 and above                        100%

* For ages not shown, the Applicable Percentage can be found by interpolation. The Age of the youngest of the Lives Insured, or the Age such person would have reached, will be used to determine the Applicable Percentage.

SIMULTANEOUS DEATH. If the Lives Insured die simultaneously or in circumstances rendering it uncertain who is the Life Insured, the oldest of the Lives Insured will be deemed to have been the Life Insured. No payment will be made on the death of the other Lives Insured.

INTEREST. We will pay the Insurance Benefit in one lump sum with interest calculated from the date of the Life Insured's death to the date of payment. The rate will be at least the minimum required by the law of the state in which this policy was delivered. If the state does not specify the interest rate, we will use the rate for insurance benefits left on deposit with us.

                                  POLICY VALUE

NET PREMIUMS ADDED. As of the Business Day we receive your premium payments at our Service Office, we add your Net Premium to your Policy Value. We will do this before we take any deductions due as of that Business Day.

For premiums received prior to the Effective Date, your Net Premiums plus any interest credited will be added to your Policy Value as of the Business Day coincident with or next following the Effective Date. Any premium received prior to the Effective Date of the policy will be credited with interest from the date of receipt. Interest will be credited at the rate of return then being earned on allocations to the Money-Market Fund.

MONTHLY DEDUCTIONS. A deduction is due from your policy as of the beginning of each Policy Month to cover monthly administration charges and the cost to provide the insurance coverage. We will take the deductions as of the date they are due. However, if at issue your Policy Date is set to an earlier date for purposes of determining Age, any Monthly Deductions due from the Policy Date up to the Effective Date will be taken as of the Effective Date.

We will take Monthly Deductions from the Guaranteed Interest Account and the Investment Accounts in the same proportion that the Policy Value in each of these accounts bears to the Net Policy Value immediately prior to the deduction.

Monthly Deductions are due until the youngest of the Lives Insured reaches or would have reached Age 100.



                                   (continued)

The Monthly Deduction for any Policy Month is the sum of the following amounts determined as of the beginning of that month:

(a) The Monthly Administration Charge shown in the Table Of Expense Charges in the Policy Information section;

(b) The Mortality and Expense Risks Charge shown in the Table Of Expense Charges in the Policy Information section,

(c) The monthly cost of any Supplementary Benefits that are a part of this policy, as determined in accordance with such Supplementary Benefits; and

(d)     The monthly Cost of Insurance for the Lives Insured.

The Cost of Insurance for a specific Policy Month is the rate for the Cost of Insurance for that month, as described below, multiplied by the net amount at risk.

The net amount at risk is equal to (a) minus (b), where:

(a) is the Death Benefit as of the first day of the month, divided by the Death Benefit Discount Factor shown in the Table of Values in the Policy Information section; and

(b)     is the Policy Value as of the first day of the month.

The rates for the Cost of Insurance, as of the Policy Date and subsequently for each increase, are blended and based on the Lives Insured's Attained Age, their sex and rate class. We will determine Cost of Insurance rates from time to time, on a basis that does not discriminate unfairly within any class of insureds.

The Cost of Insurance calculation will reflect any Additional Rate shown on page
3. The Cost of Insurance rates will never exceed those shown in the Table Of Guaranteed Maximum Cost Of Insurance Rates on page 4.

OTHER DEDUCTIONS. We also make the following deductions from your Policy Value as they occur.

We deduct a Deferred Underwriting Charge and a Deferred Sales Charge if any of the following occurs during the Surrender Charge Period. If you,

(a)     give up the policy for its Net Cash Surrender Value;

(b) make one or more partial withdrawals in a Policy Year totaling more than the Withdrawal Tier Amount;

(c)     reduce the Face Amount of insurance; or

(d) do not pay an amount due at the end of a grace period, and the policy terminates.

See the Surrender Charges provision for details.

Your Policy Value at any time is equal to the sum of the values you have in the Loan Account, the Guaranteed Interest Account and the Investment Accounts.

                            POLICY VALUE COMPOSITION


LOAN ACCOUNT VALUE.  The amount you have in the Loan Account at any time equals:

(a)     amounts transferred to it; less

(b)     amounts credited for loan repayments; plus

(c)     net interest credited to it; less

(d)     amounts transferred from it.

For the details of the Loan Account see the Policy Loan Conditions provision.

GUARANTEED INTEREST ACCOUNT VALUE. The amount you have in the Guaranteed Interest Account at any time equals:

(a)     Net Premiums allocated to it; plus

(b)     amounts transferred to it; plus

(c)     interest credited to it; less

(d)     amounts deducted from it; less

(e)     amounts transferred from it; less

(f)     amounts withdrawn from it.

Interest will be credited to amounts in the Guaranteed Interest Account at an effective annual rate of no less than the Guaranteed Interest Account Rate shown in the Table of Values in the Policy Information Section. The actual interest rate used will be set by us from time to time. For all transactions, interest is calculated from the date of the transaction.

INVESTMENT ACCOUNTS VALUE. The amount you have in an Investment Account at any time equals the number of units in that Investment Account, multiplied by the unit value of the corresponding Sub-Account at that time.

The number of units in an Investment Account at any time equals (a) minus (b), where:

(a)     is the number of units credited to the Investment Account because of

        (1)     Net Premiums allocated to it; and

        (2)     amounts transferred to it; and

(b)     is the number of units canceled from the Investment Account because of

        (1)     amounts deducted from it;

        (2)     amounts transferred from it; and

        (3)     amounts withdrawn from it.

The number of units credited or canceled for a given transaction is equal to the dollar amount of the transaction, divided by the unit value as of the Business Day of the transaction. See the Unit Value Calculation section of this provision for details on how unit values are determined.

                                SEPARATE ACCOUNT
                                AND SUB-ACCOUNTS

The Separate Account is authorized to invest in the shares of Manulife Series Fund, Inc., an open-end diversified management investment company. Each Sub-Account of the Separate Account purchases shares of a corresponding Fund of Manulife Series Fund, Inc. The Funds are listed in the Policy Information section on page 3.4.




                                   (continued)

                                SEPARATE ACCOUNT
                          AND SUB-ACCOUNTS (continued)


FUND SUBSTITUTION. A Fund might, in our judgment, become unsuitable for investment by a Sub-Account. This might happen because of a change of investment policy; or a change in the applicable laws or regulations; or because the shares are no longer available for investment; or for some other reason.

If a Fund becomes unsuitable for investment, we have the right to substitute another Fund or another management investment company. Before doing this, we would first seek, where required, approval from the Securities and Exchange Commission and the Insurance Commissioner of the state in which this policy is delivered.

To the extent permitted by applicable federal and state law, we also have the right, without your approval, to:

(a)     create new separate accounts;

(b)     combine any two or more separate accounts including the Separate
        Account;

(c) make available additional Sub-Accounts investing in additional Funds of Manulife Series Fund, Inc., or another investment company;

(d) eliminate existing Sub-Accounts and stop accepting new allocations and transfers into the corresponding Fund;

(e) operate the Separate Account as a management investment company under the Investment Company Act of 1940 or in any other form permitted by law;

(f)     de-register the Separate Account under the Investment Company Act of
        1940; and

(g) transfer assets between the Separate Account and other separate accounts.

The investment objectives of the Separate Account will not be changed materially without first filing the change with the Insurance Commissioner of our state of domicile. We will inform you of any changes deemed to be material.

UNIT VALUE CALCULATION. We will determine the unit values for each Sub-Account as of the end of each Business Day. When we need to determine a Policy Value or an amount after the end of a Business Day, or on a day that is not a Business Day, we will do so as of the next Business Day.

The value of a unit of each Sub-Account was initially fixed at $10 for the first Business Day that an amount was allocated, or transferred to the particular Sub-Account. For any subsequent Business Day, the unit value for that Sub-Account is obtained by multiplying the unit value for the immediately preceding Business Day by the net investment factor for the particular Sub-Account on such subsequent Business Day.

NET INVESTMENT FACTOR. The net investment factor for a Sub-Account on any Business Day is equal to (a) divided by (b), where:

(a) is the net asset value of the underlying Fund shares held by that Sub-Account as of the end of such Business Day before any policy transactions are made on that day; and



                                   (continued)

                                SEPARATE ACCOUNT
                          AND SUB-ACCOUNTS (continued)


(b) is the net asset value of the underlying Fund shares held by that Sub-Account as of the end of the immediately preceding Business Day after all policy transactions were made for that day.

We reserve the right to adjust the above formula for any taxes determined by us to be attributable to the operations of the Sub-Account.

SEPARATE ACCOUNT ASSETS. The assets held in each Sub-Account are used to support the Policy Values of Single and Flexible Premium Variable Life Insurance policies. The Separate Account will be used to fund only variable life insurance benefits.

Income, gains and losses of the Separate Account are credited to, or charged against, the applicable Sub-Accounts without regard to our other income, gains and losses.

The assets of the Separate Account are our property. The part of the assets that is equal to the Investment Account values in respect of all Single and Flexible Premium Variable Life Insurance policies will not be charged with liabilities from any other business we conduct. We can transfer any Separate Account assets in excess of those Investment Account values to our general account.

                               INVESTMENT OPTIONS

ALLOCATIONS. You may allocate Net Premiums to the Guaranteed Interest Account or any of the Investment Accounts. Unless you change the initial premium allocation specified in your application for this policy, it will continue to apply to subsequent premium payments.

Allocation percentages must be zero or a whole number not greater than 100. The sum of the allocation percentages must equal 100. You may change the allocation percentages by Written Request to our Service Office. The change will take effect as of the date we receive your request at our Service Office. You may also change your allocation percentages by telephone if a currently valid authorization form is on file with us.

TRANSFERS. By Written Request you may transfer portions of your Policy Value among the Investment Accounts and the Guaranteed Interest Account. We will also permit telephone transfers if a currently valid authorization form is on file with us. Transfers are subject to the following:

(a) you can make two transfers each Policy Month. There is no charge for the first transfer. The Transfer Fee shown in the Table of Values in the Policy Information section will apply if you make the second transfer;

(b) we will allocate the Transfer Fee among the Investment Accounts and the Guaranteed Interest Account in the same proportion that the amount being transferred from each account bears to the total amount transferred. For this purpose, we will consider all transfer requests received on the same Business Day as one transfer;

(c) the Minimum Transfer Amount is shown in the Table of Values in the Policy Information section. If an account balance is less than the Minimum Transfer Amount, we will transfer the entire amount;



                                   (continued)

(d) the maximum amount that you can transfer out of the Guaranteed Interest Account in any one Policy Year is limited to the greater of:

        (1) the Guaranteed Interest Account Maximum Transfer Percentage shown in the Table of Values in the Policy Information section, multiplied by the value in the Guaranteed Interest Account as of the previous Policy Anniversary; and

        (2) the Minimum Transfer Amount shown in the Table of Values in the Policy Information section;

(e) any transfer out of the Guaranteed Interest Account may not involve a transfer to the Investment Account for the Money-Market Fund; and

(f) if transfers would result in more than a 5% reduction in the number of outstanding shares in the underlying Fund of a Sub-Account as of the end of the previous Business Day, some transfers may be declined. In determining which transfers to effect, we will effect Dollar Cost Averaging transfers first, followed by Asset Allocation Balancer transfers, written transfer requests next, and telephone requests last. If at a later date you wish to make a previously declined transfer, we will require a new transfer request.

ASSET ALLOCATION BALANCER TRANSFERS. If you elect this option, we will automatically transfer amounts among your specified Investment Accounts in order to maintain your designated percentage in each account. We will effect the transfers as of the Policy Anniversary and every six months thereafter.

We will deduct the Asset Allocation Balancer Charge for each transfer or series of transfers occurring on the same transfer date. The charge will be deducted from all accounts affected by the re-balancing in the same proportion that the value in each account bears to the Policy Value immediately after the transfer.

We reserve the right to cease to offer this option as of 90 days after we send you written notice.

DOLLAR COST AVERAGING. If you elect this option, we will automatically transfer amounts each month from one Investment Account to one or more of the other Investment Accounts or the Guaranteed Interest Account. You must select the amount to be transferred and the accounts. The transfers under this option are subject to the following restrictions:

(a) the amount of each transfer cannot be less than the Minimum Transfer Amount shown in the Table of Values in the Policy Information Section;

(b) if your Policy Value is equal to or less than $15,000 on the date of a transfer, we will deduct the Dollar Cost Averaging Charge shown in the Table of Values in the Policy Information Section. We will deduct the charge from the Investment Account from which the transfer occurs; and

(c) if the value in the Investment Account from which the transfer is being made is insufficient to cover the transfer amount plus the Dollar Cost Averaging Charge, if applicable, we will not effect the transfer and we will notify you.

We reserve the right to cease to offer this option, change the Minimum Transfer Amount, and change the Dollar Cost Averaging Charge as of 90 days after we send you written notice.

                             POLICY LOAN CONDITIONS


While this policy is in force and has a loan value, you can take out a loan by Written Request. We may require a loan agreement from you as the policy is the only security for the loan.

AVAILABLE LOAN VALUE. The available loan value on any date is the Net Cash Surrender Value, less the Monthly Deductions due to the next Policy Anniversary assuming net interest at the Guaranteed Interest Rate shown in the Table of Values in the Policy Information section, and no premium payment. The Minimum Loan Amount is shown in the Table of Values in the Policy Information Section.

LOAN ACCOUNT. When you take out a loan, or when loan interest charges are borrowed, we transfer amounts from the Guaranteed Interest Account and/or one or more of the Investment Accounts into the Loan Account.

A Loan Sub-Account exists for each Investment Account and for the Guaranteed Interest Account. Amounts transferred to the Loan Account are allocated to the appropriate Loan Sub-Account to reflect the account from which the transfer was made.

You may tell us how much of the amount to be transferred to the Loan Account you wish to allocate to your value in the Guaranteed Interest Account and each of the Investment Accounts. If you do not tell us, we will allocate the amounts to be transferred in the same proportion that your value in the Guaranteed Interest Account and the Investment Accounts bears to the Net Policy Value.

When an amount to be transferred is allocated to an Investment Account, we will redeem units of that Investment Account sufficient in value to cover the allocated amount. These transfers do not count as a transfer for the purposes of the Transfers section of the Investments Options provision.

Interest is credited to the Loan Account and interest is also charged on the Policy Debt, as described under the Loan Interest Charged and the Loan Account Interest Credited sections of this provision.

POLICY DEBT. The Policy Debt as of any date equals (a) plus (b), minus (c), where:

(a)     is the total amount of loans as of such date;

(b) is the total amount of loan interest charges which have been borrowed as of such date; and

(c)     is the total amount of loan repayments as of such date.

MODIFIED POLICY DEBT. The Modified Policy Debt as of any date equals the Policy Debt as of such date, plus the loan interest to be charged to the next Policy Anniversary. All are discounted from the next Policy Anniversary back to such date at the same interest rate as the Guaranteed Interest Account Rate shown in the Table of Values in the Policy Information section.

LOAN INTEREST CHARGED. Interest will accrue daily on the Policy Debt, and is added to the Policy Debt annually in arrears as of each Policy Anniversary. In the event that you do not pay the Loan Interest Charged, it will be borrowed against the policy as of the Policy Anniversary. We will allocate the amount borrowed for interest payment in the same proportion that your value in the Guaranteed Interest Account and the Investment Accounts bears to the Net Policy Value as of the Policy Anniversary.

The rate of interest charged is fixed at the effective annual Loan Interest Charged Rate shown in the Table of Values in the Policy Information section.




                                   (continued)

LOAN ACCOUNT INTEREST CREDITED. Interest will accrue daily to amounts in the Loan Account. The effective annual Loan Account Interest Credited Rate is the difference between the Loan Interest Charged Rate and the Loan Interest Credited Differential. The current and maximum Loan Interest Credited Differential are shown in the Table of Values in the Policy Information section. We may change the Current Loan Interest Credited Differential as of 90 days after we send you written notice of such change.

LOAN ACCOUNT ADJUSTMENTS. We will adjust the value of the Loan Account when you take out a loan. We will also make an adjustment at other specified events listed below.

When we adjust the Loan Account, the difference between:

(a)     the Loan Account before any adjustment; and

(b)     the Modified Policy Debt at the time of adjustment;

is transferred between the Loan Account and the Investment Accounts or the Guaranteed Interest Account.

The amount transferred to or from the Loan Account will be such that the value of the Loan Account is equal to the Modified Policy Debt after the adjustment.

The specified events which cause an adjustment to the Loan Account are:

(a)     a Policy Anniversary;

(b)     a partial or full loan repayment;

(c)     a new loan being taken out;

(d)     when an amount is needed to meet a Monthly Deduction; or

(e)     termination of the policy.

At surrender, amounts transferred from the Loan Account will be allocated to the Guaranteed Interest Account and to the Investment Accounts in the same proportion that the value in the corresponding Loan Sub-Account bears to the value of the Loan Account.

LOAN REPAYMENT. You may repay the Policy Debt in whole or in part at any time prior to the death of the Life Insured, and while the policy is in force. When you repay a loan, we credit the amount to the Loan Account, and make a transfer to the Guaranteed Interest Account or the Investment Accounts so that the Loan Account at that time equals the Modified Policy Debt.

We will allocate loan repayments as follows:

(a) first to the Guaranteed Interest Account, until the associated Loan Sub-Account is reduced to zero;

(b) then to each Investment Account in the same proportion that the value in the corresponding Loan Sub-Account bears to the value of the Loan Account.

While a loan exists, we will treat the amounts you pay as premiums, unless you request in writing that they be treated as loan repayments.

              CHANGING THE DEATH BENEFIT OPTION OR THE FACE AMOUNT



You may change your Death Benefit Option or your Face Amount of insurance by Written Request. Such changes are subject to the general conditions of this provision and the conditions described in the section for each type of change.

The following general conditions apply to changes in Death Benefit Option or Face Amount of insurance:

(a) changes may be made once in each Policy Year after the end of the second Policy Year;

(b) a change in Death Benefit Option will take effect only as of a Policy Anniversary. We must receive your Written Request for the change at least 30 days prior to the Policy Anniversary as of which the change is to be effective;

(c) decreases in Face Amount will take effect as of the beginning of the next Policy Month following the date we receive your Written Request;

(d) increases in Face Amount will take effect as of the beginning of the next Policy Month following the date we approve the required evidence of insurability; and

(e) a Death Benefit Option change will cause the No Lapse Guarantee to terminate if it is in effect at the time of the change.

A Death Benefit Option Change or a Face Amount Change will cause a change in the Guideline Single Premium, Guideline Level Premium, and the Death Benefit Guarantee Premium.

For increases in Face Amount, the No Lapse Guarantee Premium, the Guideline Annual Premium (GAP) and the Target Premium will also change. The new GAP and Target Premium will be associated only with the new Face Amount that has been added after restoring prior decreases. See the Increases in Face Amount section of this provision.

We will inform you of the new premium amounts at the time of the change.

We reserve the right to limit any changes that would cause this policy to fail to qualify as life insurance for tax purposes.

CHANGE FROM DEATH BENEFIT OPTION 1 TO DEATH BENEFIT OPTION 2

The Face Amount of insurance after the change from Option 1 to Option 2 will be
(a) minus (b), where:

(a)     is the Face Amount of insurance immediately before the change; and

(b)     is the Policy Value as of the effective date of the change.

We will not allow the change in Death Benefit Option if it would cause the Face Amount to decrease below the Minimum Face Amount shown in the Table of Values in the Policy Information section.




                                   (continued)

CHANGE FROM DEATH BENEFIT OPTION 2 TO DEATH BENEFIT OPTION 1

The Face Amount of insurance after the change from Option 2 to Option 1 will be
(a) plus (b), where:

(a)     is the Face Amount of insurance immediately before the change; and

(b)     is the Policy Value as of the effective date of the change.

We will require evidence of insurability on the Lives Insured that is satisfactory to us for a change from Option 2 to Option 1. We will not increase the Deferred Underwriting Charge or Deferred Sales Charge because of the increase in the Face Amount of insurance resulting from this change.

DECREASE IN FACE AMOUNT. The Minimum Face Amount Decrease is shown in the Table of Values in the Policy Information section. We may change this amount as of 90 days after we send you written notice of the change. We will not allow a decrease if it would cause the Face Amount to go below the Minimum Face Amount shown in the Table Of Values in the Policy Information section.

You may not decrease a prior increase during the two Policy Years following such increase.

A decrease in Face Amount will reduce the Face Amount in the following order:

(a) the Face Amount provided by the most recent increase will decrease first; followed by

(b)     the next most recent increase until all increases are reduced; then

(c)     the initial Face Amount.

If you decrease the initial Face Amount or a prior increase in Face Amount during the Surrender Charge Period, we will deduct a pro-rata Deferred Underwriting Charge and a pro-rata Deferred Sales Charge from the Policy Value. See the Surrender Charges provision for details.

INCREASE IN FACE AMOUNT. For an increase in the Face Amount of insurance, you must provide us with evidence of insurability on the Lives Insured that is satisfactory to us. The Minimum Face Amount Increase is shown in the Policy Information section. We may change this amount as of 90 days after we send you written notice of the change.

An increase may be canceled, but not partially decreased, at any time during the two Policy Years following the increase. If you cancel an increase we will deduct from the Policy Value the Deferred Underwriting Charge and the Deferred Sales Charge attributable to the increase. The Deferred Sales Charge will be subject to the Deferred Sales Charge Limitation section of the Surrender Charges provision.

We reserve the right to refuse a Face Amount increase if the Attained Age of any of the Lives Insured at the date the increase would be effective is greater than the maximum issue age for new policies at that time.

The Face Amount of insurance will increase in the following order:

(a) we will restore the Face Amount reduced by the most recent decrease first; followed by



                                   (continued)

(b)     the next most recent decrease until all decreases are restored; then

(c)     we will add the new Face Amount of insurance.

There will be no new Deferred Underwriting Charge or Deferred Sales Charge associated with the restoration of prior decreases under (a) or (b) above. However, there will be a new Deferred Underwriting Charge, and Deferred Sales Charge associated with the new Face Amount under (c).

You will not necessarily have to pay additional premium with an increase in Face Amount, but the new Deferred Underwriting Charge and Deferred Sales Charge may require an additional premium payment to prevent the policy from going into default.

For Deferred Sales Charge purposes, the premiums attributable to the increase in Face Amount at any time will be equal to (a) plus (b), where:

(a) is the proportion of the Policy Value on the date of the increase attributable to the increase; and

(b) is the proportion of the premiums received on or after the date of increase attributable to the increase.

The proportion of Policy Value or premiums attributable to the increase will equal the ratio of (a) to (b), where:

(a)     is the GAP for the increase; and

(b) is the sum of the GAPs for the initial Face Amount and all increases, including the requested increase.

After an increase in Face Amount the proportion of each premium attributable to the initial Face Amount is equal to the ratio of (a) to (b), where:

(a)     is the GAP for the initial Face Amount; and

(b) is the sum of the GAPs for the initial Face Amount and all increases in effect at that time.

                               SURRENDER FOR CASH

SURRENDER OF THE POLICY. You may surrender this policy for its Net Cash Surrender Value at any time prior to the death of the Life Insured. We will determine the Net Cash Surrender Value as of the end of the Business Day on which we receive the policy and your Written Request for surrender at our Service Office. We will pay you the Net Cash Surrender Value less any Monthly Deductions due. After the date of surrender, no insurance will be in force.

PARTIAL NET CASH SURRENDER VALUE WITHDRAWAL. You may request a partial Net Cash Surrender Value withdrawal once each Policy Month after the end of the second Policy Year. You may make this request provided there is a Net Cash Surrender Value for the policy. The partial Net Cash Surrender Value withdrawal will be done as of the end of the Business Day on which we receive your Written Request.

The minimum amount that you may withdraw is the Minimum Partial Net Cash Surrender Value Withdrawal Amount shown in the Table of Values in the Policy Information section. You may specify the accounts from which we should make the partial Net Cash Surrender Value withdrawal. If we do not receive such instructions, we will make the withdrawal in the same proportion that the value in the Guaranteed Interest Account and the Investment Accounts bears to the Net Policy Value.



                                   (continued)

If the sum of partial Net Cash Surrender Value withdrawals in any Policy Year during the Surrender Charge Period is greater than the Withdrawal Tier Amount for that year, we will deduct a pro-rata Deferred Underwriting Charge and a pro-rata Deferred Sales Charge from the Policy Value. See the Surrender Charges provision for details.

The portion of a partial Net Cash Surrender Value withdrawal that is considered above the Withdrawal Tier Amount includes all previous partial Net Cash Surrender Value withdrawals that have occurred in the current Policy Year.

If Death Benefit Option 1 is in effect at the time of the withdrawal, the Face Amount will be reduced by:

(a) the amount of the withdrawal plus the pro-rata Deferred Underwriting Charge and the pro-rata Deferred Sales Charge, if at the time of the withdrawal the Death Benefit equals the Face Amount; otherwise

(b) the amount, if any, by which the withdrawal plus the pro-rata Deferred Underwriting Charge and the pro-rata Deferred Sales Charge exceeds the difference between the Death Benefit and the Face Amount.

If there has been a prior increase in Face Amount, then the Face Amount will be decreased in the same order as if you had requested the decrease. See the Decrease in Face Amount section of the Changing The Death Benefit Option Or The Face Amount provision.

                                SURRENDER CHARGES

The Deferred Underwriting Charge and the Deferred Sales Charge are the two surrender charges under this policy. For details on the amount of the charges, see the description of the Deferred Underwriting Charge and the Deferred Sales Charge on page 3.2.

As described below, depending on the policy transaction, either all of the applicable charges or a portion of the charges will be incurred.

FULL CHARGES. We will deduct all of the applicable Deferred Underwriting Charge and the Deferred Sales Charge if any of the following transactions occur during the Surrender Charge Period:

(a) you cancel an increase in Face Amount in the two years following the increase;

(b)     you surrender the policy for its Net Cash Surrender value; or

(c) the policy goes into default and terminates at the end of a grace period.

The Deferred Sales Charge Limitation section of this provision will apply if the transaction occurs in the first two years following the Policy Date or an increase in Face Amount.

PRO-RATA CHARGES. We will deduct a pro-rata Deferred Underwriting Charge and a pro-rata Deferred Sales Charge from the Policy Value if any of the following transactions occur during the Surrender Charge Period:

(a)     you decrease the Face Amount of insurance; or





                                   (continued)

(b) you make a partial Net Cash Surrender Value Withdrawal in excess of the Withdrawal Tier Amount.

See the Charges Remaining After Face Amount Decreases Or Partial Withdrawals section of this provision for a description of the charges remaining after deduction of the pro-rata charges.

For a decrease in Face Amount, the pro-rata charges deducted will equal to the sum of the pro-rata Deferred Underwriting Charge and the pro-rata Deferred Sales Charge for the initial Face Amount and any previous increase in Face Amount. This amount is (a) divided by (b), multiplied by (c), where:

(a)     is the amount of the decrease in Face Amount;

(b)     is the amount of the current total Face Amount prior to the decrease;
        and

(c) is the current total Deferred Underwriting Charge and Deferred Sales Charge prior to the decrease.

We will allocate the deduction of the pro-rata charges for the decrease to the Guaranteed Interest Account and the Investment Accounts in the same proportion that the value in each account bears to the Net Policy Value.

A decrease in Face Amount caused by a change from Death Benefit Option 1 to Option 2 will not incur the pro-rata Deferred Underwriting Charge or the Pro-rata Deferred Sales Charge described above.

For a partial withdrawal, the pro-rata charges deducted will equal the sum of the pro-rata Deferred Underwriting Charge and the pro-rata Deferred Sales Charge for the initial Face Amount and any previous increase in Face Amount. This amount is (a) divided by (b), multiplied by (c), where:

(a) is the amount of the partial Net Cash Surrender Value withdrawal in excess of the Withdrawal Tier Amount;

(b) is the Net Cash Surrender Value prior to the withdrawal, in excess of the Withdrawal Tier Amount; and

(c) is the current total Deferred Underwriting Charge and Deferred Sales Charge prior to the withdrawal.

We will allocate the deduction of the pro-rata charges for the withdrawal to the Guaranteed Interest Account and the Investment Accounts in the same proportion that the withdrawal from each account bears to the total withdrawal.

If the withdrawal plus the pro-rata Deferred Underwriting Charge and the pro-rata Deferred Sales Charge allocated to a particular account are greater than the value of that account, we will reduce the portion of the withdrawal allocated to that account. We will reduce the allocated portion so that the withdrawal plus the pro-rata charges allocated to the account equal the value of the account.



                                   (continued)

CHARGES REMAINING AFTER FACE AMOUNT DECREASES OR PARTIAL WITHDRAWALS. Each time we deduct the pro-rata Deferred Underwriting Charge or the pro-rata Deferred Sales Charge for a Face Amount decrease or for a partial withdrawal, we will reduce the remaining Deferred Underwriting Charge and Deferred Sales Charge proportionately. The remaining Deferred Underwriting Charge and Deferred Sales Charge will be calculated using the Table of Grading Percentages on Page 3.2 in the Policy Information Section.

The actual remaining Deferred Underwriting charge will be (a) divided by (b), multiplied by (c), where:

(a)     is the grading percentage for the applicable Policy Month;

(b) is the grading percentage applicable to the Policy Month in which the last decrease or partial withdrawal was done; and

(c) is the remaining Deferred Underwriting Charge prior to the last decrease or partial withdrawal, less the Deferred Underwriting Charge deducted for that decrease or partial withdrawal.

The actual remaining Deferred Sales Charge will be (a) divided by (b), multiplied by (c), where:

(a)     is the grading percentage for the applicable Policy Month;

(b) is the grading percentage applicable to the Policy Year in which the last decrease or partial withdrawal was done; and

(c) is the remaining Deferred Sales Charge prior to the last decrease or partial withdrawal, less the Deferred Sales Charge deducted for that decrease or partial withdrawal.

DEFERRED SALES CHARGE LIMITATION. If you surrender this policy for its Net Cash Surrender Value, or if the policy goes into default and terminates in the first two years following the Policy Date or the date of an increase in Face Amount, we will forego deducting that part of the Deferred Sales Charge that is in excess of the sum of (a), (b) and (c), where:

(a) is 30% of premiums paid, to the lesser of one GAP or the cumulative premiums paid to the surrender date; and

(b) is 10% of premiums paid in excess of one GAP; up to the lesser of two GAPs or the cumulative premiums paid to the surrender date; and

(c)     is 9% of premiums paid in excess of two GAPs.

If you cancel an increase in Face Amount during the first two years following the date of the increase, we will not take any part of the Deferred Sales Charge with respect to premiums attributable to that increase, which is in excess of the amount permitted by the above formula.

In this section, premiums refer to the premiums attributable, for Deferred Sales Charge purposes, to the initial Face Amount or an increase in Face Amount, as appropriate. GAP refers to the Guideline Annual Premium for the initial Face Amount, as shown in the Table of Values in the Policy Information section or for any subsequent increase in Face Amount, as appropriate.

                      RIGHT TO POSTPONE PAYMENT OF BENEFITS


We reserve the right to postpone the payment of Net Cash Surrender Values, partial Net Cash Surrender Value withdrawals, policy loans and the portion of the Insurance Benefit that depends on Investment Account values, for any period during which:

(a) the New York Stock Exchange (Exchange) is closed for trading (other than customary week-end and holiday closings), or trading on the Exchange is otherwise restricted;

(b)     an emergency exists as defined by the Securities and Exchange Commission
        (SEC), or the SEC requires that trading be restricted; or

(c)     the SEC permits a delay for the protection of policyholders.

We also reserve the right to postpone payments for up to six months if such payments are based on values that do not depend on the investment performance of the Sub-Accounts.

In addition, we may deny transfers under the circumstances stated in (a), (b) and (c) above, and in the Transfers section of the Investment Options provision.

                   RIGHT TO RETURN POLICY OR CANCEL INCREASES

Within (1) ten days after you receive your policy; or (2) forty-five days after you sign the application; or (3) ten days after we mail or deliver a notice of right of withdrawal, you can return the policy for cancellation by delivering or mailing it to us or to the agent who sold it. Immediately on delivery or mailing, the policy will be void from the beginning. We will refund in full the premium paid.

If you request an increase in Face Amount which results in a new Deferred Underwriting Charge or Deferred Sales Charge, you have the same rights as described above to cancel the increase. If canceled, the Policy Value, the Deferred Underwriting Charge and the Deferred Sales Charge will be recalculated to the amounts they would have been, had the increase not taken place. You may request a refund for all or a portion of premiums paid during this period. Upon payment of the refund, we will recalculate the Policy Value, the Deferred Underwriting Charge and the Deferred Sales Charge to the amounts they would have been, had the premiums not been paid.

                                   AGE AND SEX

If the Age or sex of any of the Lives Insured was misstated in the application, we will change the Face Amount of insurance. The new Face Amount will be determined so that the Death Benefit will be that which the most recent Cost of Insurance deduction would have purchased for the correct Age and sex.

                                     SUICIDE

Except for the last-to-die, if any of the Lives Insured die by suicide within two years after the Issue Date, whether the insured person is sane or insane, we will re-issue this policy. The new policy(ies) on the survivor(s) will be any variable life insurance policy covering one insured that is available at time of re-issue. The suicide provision for any new policy(ies) will be effective as of the original Issue Date.



                                   (continued)

If the last death is by suicide, within two years after the Issue Date, whether the insured person is sane or insane, we will pay only the premiums paid, less any partial Net Cash Surrender Value withdrawals, less the amount in the Loan Account. If death occurs within two years after the date an increase in Face Amount is effective, the death benefit for that increase will be limited to the Monthly Deductions for the increase.

We reserve the right under this provision to obtain evidence of the manner and cause of death.

                                   BENEFICIARY

The following four sections will apply unless there is a beneficiary appointment in force that provides otherwise.

BENEFICIARY CLASSIFICATION. You can appoint beneficiaries for the Insurance Benefit in three classes: primary, secondary and final. Beneficiaries in the same class will share equally in the Insurance Benefit payable to them.

PAYMENT TO BENEFICIARIES.  We will pay the Insurance Benefit:

(a)     to any primary beneficiaries who are alive when the Life Insured dies;
        or

(b) if no primary beneficiary is then alive, to any secondary beneficiaries who are then alive; or

(c) if no primary or secondary beneficiary is then alive, to any final beneficiaries who are then alive.

CHANGE OF BENEFICIARY. Until the Life Insured's death you can change the beneficiary by Written Request unless you make an irrevocable designation. We are not responsible if the change does not achieve your purpose.

DEATH OF BENEFICIARY. If no beneficiary is alive when the Life Insured dies, the Insurance Benefit will belong to you; or to your estate if you are the Life Insured. If a beneficiary dies before the seventh day after the death of the Life Insured, we will pay the Insurance Benefit as if the beneficiary had died before the Life Insured.

                            OWNERSHIP AND ASSIGNMENT

Until the Life Insured's death, without the consent of any beneficiary, except an irrevocable beneficiary, you as owner can:

(a)     receive any amount payable under your policy;

(b)     exercise all rights and privileges granted by the policy; and

(c)     assign the policy.

An assignment does not bind us until we receive it at our Service Office. We are not responsible for its validity or its effects. It should be filed with us in duplicate. We will return a copy.

TRUSTEE OWNER. Should the owner be a trustee, payment to the trustee(s) of any amount to which the trustee(s) is (are) entitled under the policy, either by death or otherwise, will fully discharge us from all liability under the policy to the extent of the amount so paid.




                                   (continued)

JOINT OWNERSHIP. Two or more owners will own the policy as joint tenants with right of survivorship, unless otherwise requested. On death of any of the owners, the deceased owner's interest in the policy passes to the surviving owner(s).

Any rights and privileges that may be exercised by the owner, may be exercised only with the consent of all joint owners.

SUCCESSOR OWNER. Upon the owner's death during the lifetime of the Lives Insured, a named successor owner will, if then living, have all the owner's rights and interest in the policy. Until the Life Insured's death, the owner, without the consent of any revocable beneficiary or any successor owner, can cancel or change the designation of successor owner. This may be done from time to time by agreement in writing with us.

                          PROTECTION AGAINST CREDITORS

If permitted by state law, all payments shall be exempt from the debts and contracts of the owners and beneficiaries, and from seizure by court order.

                          CURRENCY AND PLACE OF PAYMENT

All payments to or by us will be in U.S. currency. We will make payments from our Service Office. We may require proof that the person claiming any payment is entitled to it.

                                    CONTRACT

The policy, application, Supplementary Benefits, and any endorsements form your whole contract. A copy of the application is attached to the policy and deemed a part of it. We will not be bound by any statement that is not in the application or the policy.

Only our President or one of our Vice-Presidents can agree to amend or modify the policy or waive any of its provisions. Any change must be in writing.

Statements made by any of the Lives Insured are representations, not warranties, unless fraud is involved. We will not use any statement by you or any of the Lives Insured to deny a claim, unless it is written in the application or any supplement to the application.

                                    VALIDITY

We have the right to contest the validity of this policy based on material misstatements made in the initial application or an application for policy change that requires evidence of insurability. However, we cannot contest the validity of your policy after it has been in force during the lifetime of the Lives Insured for two years from the Issue Date.

We cannot contest the validity of an increase in Face Amount or the addition of a Supplementary Benefit after such increase or addition has been in force during the lifetime of the Lives Insured for two years from the date of such increase or addition.

We can contest after two years if the policy has been reinstated and has been in force during the lifetime of the Lives Insured for less than two years from the reinstatement date. If this is the case, we can only contest the validity in respect of any fact material to the reinstatement that was misrepresented.

                                NON-PARTICIPATING

Your policy is non-participating.  It does not earn dividends.

                             HOW VALUES ARE COMPUTED


We provide Cash Surrender Values that are at least equal to those required by law. A detailed statement of the method of computing the values of this policy has been filed with the insurance department of the state in which this policy is delivered. This statement is available on request from our Service Office.

We use the Commissioners 1980 Standard Ordinary Smoker or Non-Smoker Mortality Table in computing reserves, and in determining Maximum Cost of Insurance Rates. Values relating to amounts in the Guaranteed Interest Account are computed at the Guaranteed Interest Account Rate shown in the Table of Values in the Policy Information section.

                                ANNUAL STATEMENT

Within 30 days after each Policy Anniversary, we will send you a report showing:

(a)     the Death Benefit;

(b)     the Policy Value;

(c) the current allocation of money in the Guaranteed Interest Account, the Loan Account and each of the Investment Accounts;

(d)     the value of the units in each chosen Investment Account;

(e) any Loan Account balance and loan interest charged since the last report;

(f)     the premiums paid and policy transactions for the year; and

(g)     any further information required by law.

                               TAX CONSIDERATIONS

It is the intent that this policy be considered as life insurance for tax purposes. The Death Benefit is designed to comply with Section 7702 of the Internal Revenue Code of 1986, or any other equivalent section of the Code.

We do not give tax advice and this provision should not be construed to mean that the Death Benefit and Policy Value will be exempt from the future actions of any tax authority.

--------------------------------------------------------------------------------

              THE MANUFACTURERS LIFE INSURANCE COMPANY OF AMERICA

         Service Office: 200 Bloor Street East, Toronto, Canada M4W 1E5

--------------------------------------------------------------------------------



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FLEXIBLE PREMIUM SURVIVORSHIP VARIABLE LIFE INSURANCE POLICY.
PAYABLE ON LAST DEATH.
ADJUSTABLE DEATH BENEFIT.
FLEXIBLE PREMIUMS PAYABLE TO LAST DEATH.
CASH SURRENDER VALUE AND BENEFITS FOR PORTION OF POLICY.
VALUE IN THE INVESTMENT ACCOUNTS REFLECT THE INVESTMENT EXPERIENCE OF THE UNDERLYING SUB-ACCOUNTS.
INVESTMENT OPTIONS DESCRIBED IN THE "POLICY VALUE COMPOSITION" AND THE "INVESTMENT OPTIONS" PROVISIONS.
NON-PARTICIPATING (NOT ELIGIBLE FOR DIVIDENDS).
--------------------------------------------------------------------------------


            IMPORTANT NOTICE

            To claim a benefit or request a change in your policy; contact your nearest representatives. Or write to our Service Office at the address above.

            Please tell us promptly of any change in your address.

            WE STRONGLY URGE THAT, BEFORE YOU TAKE ANY ACTION TO REPLACE THIS OR ANY OTHER POLICY, YOU ASK THE ADVICE OF THE COMPANY THAT ISSUED THE POLICY.



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